Exhibit 99

Media:	Tom Robinson 816.556.2902

Investor:	Todd Kobayashi 816.556.2312

FOR IMMEDIATE RELEASE

Great Plains Energy Expects To Exceed
First Quarter Earnings Expectations

Quarterly Earnings Conference Call Scheduled April 24

Kansas City, MO, April 15, 2003 - Great Plains Energy Incorporated (NYSE: GXP) today announced first quarter 2003 earnings are expected to exceed $0.18 per share, compared to current analyst consensus estimate of $0.12 per share. These expected earnings include an asset impairment charge of approximately $0.08 per share on a property at KLT Gas. First quarter earnings in comparison to last year are expected to be higher primarily due to strong wholesale revenues and more favorable weather at the utility, and solid performance at Strategic Energy.

Great Plains Energy affirmed 2003 earnings guidance in the range of $1.90 to $2.00 per share, before non-recurring items. Since a majority of earnings occur during the second and third quarters, the Company believes it is premature to adjust earnings guidance.

First quarter earnings will be released after the NYSE close on Wednesday, April 23, 2003.

A quarterly earnings conference call will be webcast on Thursday, April 24, 2003 at 8:00AM Central/ 9:00AM Eastern by clicking on www.greatplainsenergy.com. The call will review first quarter results and be hosted by:

Bernie Beaudoin, Chairman & CEO
Andrea Bielsker, CFO
Bill Downey, President, Kansas City Power & Light
Rick Zomnir, President & CEO, Strategic Energy.

A webcast recording, a script of the call remarks, and a PowerPoint presentation will be available for two weeks following the conference call in the investor relations section of the website at www.greatplainsenergy.com.

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Great Plains Energy Incorporated (NYSE: GXP), headquartered in Kansas City, MO, is the holding company for three business units: Kansas City Power & Light Company, a leading regulated provider of electricity in the Midwest; Strategic Energy LLC, an energy management company providing electric load aggregation and power supply coordination; KLT Gas Inc., a subsidiary specializing in coal bed methane exploration and development. The Company's web site is www.greatplainsenergy.com.

CERTAIN FORWARD-LOOKING INFORMATION -- Statements made in this presentation that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company is providing a number of important factors that could cause actual results to differ materially from provided forward-looking information. These important factors include: future economic conditions in the regional, national and international markets; state, federal and foreign regulation; weather conditions including weather-related damage; cost of fuel; financial market conditions including, but not limited to, changes in interest rates; inflation rates; increased competition including, but not limited to, the deregulation of the electric utility industry and the entry of new competitors; ability to carry out marketing and sales plans; ability to achieve generation planning goals and the occurrence of unplanned generation outages; nuclear operations; ability to enter new markets successfully and capitalize on growth opportunities in nonregulated businesses; adverse changes in applicable laws, regulations or rules governing environmental regulations including air quality, tax or accounting matters; delays in the anticipated in-service dates of additional generating capacity; performance of projects undertaken by our non-regulated businesses and the success of efforts to invest in and develop new opportunities; non-performance of counterparties; impact of terrorists acts; availability and cost of capital; and other risks and uncertainties. This list of factors is not all-inclusive because it is not possible to predict all possible factors.

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